Letter to Shareholders Opendoor home in Azusa, CA 2Q21 Exhibit 99.2

Each quarter, we get the opportunity to reflect on our journey to redefine how people buy and sell a home, and transform the world’s largest asset class. Last quarter, I spoke to our tremendous momentum, created by our relentless focus on the consumer experience, pricing expertise, and operational excellence. Today, I am proud to share the results of those efforts. In the second quarter, we acquired a record 8,494 homes, generated revenue of $1.2 billion, and delivered adjusted EBITDA of $25.6 million, representing growth of 136% in homes acquired, 59% in revenue, and nearly $28 million in adjusted EBITDA compared to the first quarter. This strong outperformance is further evidence of the seismic shift in consumer demand towards the modern real estate experience we are pioneering. Based on our current momentum, we are operating today at a second half revenue run rate that is on track to meet the 2023 target we provided at the time of our December listing. We founded Opendoor with the mission to empower people with the freedom to move and make it possible to buy, sell, and move at the tap of a button. Tangibly, we are transforming what has historically been a complex, uncertain, time-consuming, and mostly offline process into a simple, online experience. Driven by an obsession and focus on the consumer experience, we have built scalable pricing capabilities, technology-enabled and centralized operations, and a suite of digital-first consumer products over the past seven years. Together, these investments have enabled us to help customers buy or sell homes in over 100,000 transactions and expand our footprint to 41 markets across the country, including 12 new markets in Q2 alone. Most importantly, we have scaled rapidly while delighting our customers with an experience that continues to exceed 80 in Net Promoter Score from our sellers. As we look forward, we believe that building the best-in-class consumer experience, the most accurate pricing engine, and the lowest cost platform are our foundation to become the clear digital one-stop-shop for all home buyers and sellers. Following the traction we’ve seen in our integrated title and escrow services, we are continuing to invest in Buy with Opendoor and Opendoor Home Loans, which give customers the ability to buy, finance, sell, and close in one seamless transaction. I want to thank my teammates for being on this journey to redefine how people buy and sell a home. It is their dedication and hard work in serving our customers everyday that enable us to deliver best-in-class conversion, best-in-class unit economics, and best-in-class customer satisfaction. Eric Wu, Co-Founder & CEO Empower everyone with the freedom to move. Our Mission 2 A NOTE FROM ERIC Dear Shareholders,

Revenue of $1.2 billion, up 59% versus 1Q21, with 3,481 total homes sold, up 41% versus 1Q21 — Gross profit of $159 million, up 64% versus 1Q21; gross margin of 13.4%, up 40 basis points versus 1Q21 — Net income of ($144) million, versus ($270) million in 1Q21 — Adjusted net income of $2.5 million, versus ($21) million in 1Q21 — Contribution profit of $128 million, up 68% versus 1Q21; contribution margin of 10.8%, up 60 basis points versus 1Q21 — Adjusted EBITDA of $26 million versus ($2) million in 1Q21; adjusted EBITDA margin of 2.2% versus (0.3%) in 1Q21 — Expanded to 39 markets at the end of 2Q21 with 12 new market launches — Purchased 8,494 homes, up 136% versus 1Q21 — Grew inventory balance to 7,971 homes, representing $2.7 billion in value, up 224% versus 1Q21 — Ended the quarter with contracts to acquire 8,158 homes, representing $3.0 billion in value 3 2Q21 Highlights

Meet The Petitto’s Jack Petitto, a homeowner in Orange County, California, needed to move to accommodate his growing family. The Petitto’s had their sights set on moving to Colorado, and knew right away they needed to avoid the traditional route of prepping and listing their home. Both working from home with a young child, the thought of cleaning, staging, and vacating for showings seemed impossible. Plus, the added uncertainty of a buyer’s offer falling through from financing, inspection or other contingencies was unsettling. HIGHLIGHT FROM OUR 100,000TH CUSTOMER TRANSACTION 4 So, they started shopping for alternatives to the traditional sale and came across Opendoor. After reading great reviews about the company, Jack decided to put in their address and see what the preliminary offer would be. Once they started their home selling journey with Opendoor, they were sold. Handling everything online, they accepted their offer and selected their closing date. As unexpected things happen, they ended up finding their next home quicker than expected. With a simple text to Opendoor, they were able to move their closing date up a month earlier to accommodate their move. “From start to finish, it was very honest and open communication. It made us feel really confident and comfortable moving forward, especially with a company and a service that was new to us and different from the way we purchased our home originally.” Nicole Petitto “The backend experience was easy and the app was seamless. Everything was very user-friendly and transparent, so we were in tune with every step of the process along the way. You rarely have those types of experiences with a brand that makes you kind of have that ‘wow’ moment.” Jack Petitto

EXISTING MARKET GROWTH Our business continued to gain momentum in the second quarter. Offers more than doubled versus 1Q21 and real seller conversion was again at record levels. Acquisition volume grew 136% quarter-over-quarter to a total of 8,494 homes, the highest of any quarter by nearly 50%. This momentum continues to demonstrate the strong demand for our product experience as consumers gravitate towards more seamless, digital-first solutions. Q2’s acquisition volume was in part driven by the 15% increase in our buybox coverage versus last quarter. This means that we are now able to underwrite an additional 15% of homes in our existing markets. As our pricing platform continues to ingest new data to learn and improve our price accuracy, we are able to expand the breadth of price points and home types that we can address. This in turn drives the flywheel for greater awareness, customer adoption, marketing efficiency, and market share over time. It is worth highlighting that since the reacceleration of our acquisition growth late last year, we have expanded our buybox coverage by over 50% compared to the end of 2019 and are now able to serve the majority of homes in all of our markets. The gains that we have made in market coverage to date will be a tailwind for growth as we strive towards servicing all homeowners nationwide. We have also gained scale across our existing markets, demonstrating that we have the platform and operational capabilities to dial up our market share as our buybox coverage expands. In our top five markets, for example, we are driving a combined acquisition run rate of over $8 billion. On a resale basis, as we sell through our inventory, we would anticipate ongoing share gains as our resale volumes follow our acquisition volumes. Business Highlights 5 2Q21 Homes Acquired 8,494 2Q21 Homes Sold 3,481 Our Q2 results were driven by strong execution against our three key priorities of existing market growth, new market expansion, and building a digital, end-to-end experience for our customers.

A key driver of our market share growth has been the growing awareness of our product offering. In particular, we are observing an increase in organic awareness with direct traffic up 103% since the beginning of this year. This tells us that our value proposition is resonating deeply with customers and more and more home sellers are exploring Opendoor as an alternative to the traditional sale. In addition, the improvements in our marketing strategies are driving further efficiencies and growth. Our brand campaigns are paying dividends, our customer re-engagement strategies are driving higher conversion, and, as we continue to scale nationally, we will be able to access more efficient marketing channels to realize further cost leverage. While our first-offer conversion is running at very high levels, we are also seeing customers who might not have been ready to sell during their first interaction with Opendoor come back and sell to us. In fact, 35% of our Q2 acquisition volume came from homeowners who received their initial offer from Opendoor prior to January 2021. Based on this momentum, we see the significant uptick in our offer requests today as a bellwether for growth in coming quarters. On the innovation front, we are delivering win-win improvements for the customer experience and for our operational teams. Two notable examples in Q2 were the launch of customer self-guided interior and exterior virtual assessments. These two capabilities provide our customers with an experience that is completely self-serve and on-demand, bringing us another step closer to making it possible for homeowners to sell their home at the tap of a button. As a result, we have also been able to accelerate our speed to offer for customers and significantly drive down our home assessment costs. NEW MARKET EXPANSION Our mission to empower everyone with the freedom to move means expanding our presence to all markets nationwide. We have made significant strides towards achieving this goal by launching 12 new markets in the second quarter and two additional markets in July to bring our total count to 41 markets as of today. We are seeing consistent improvement in our launch playbook and demonstrating operational excellence and scalability as we expand our footprint. For example, through centralization and investments in technology, we now require very limited in-market presence when we enter a new market, relative to our launch model in 2018. This enables us to expand to new markets much faster and with less upfront investment. While new markets have limited revenue impact in the short-term, they are key drivers of our future growth. 6 Business Highlights 2Q21 Markets Launched 12 2Q21 Total Markets 39

Business Highlights

DIGITAL, END-TO-END EXPERIENCE

Our north star is to build the best end-to-end digital experience for every home buyer and seller. We are focused on continuing to refine our best-in-class seller experience and drive additional scale and efficiencies, while also making investments in enhancing the buyer experience with Opendoor Backed Offers and Opendoor Home Loans. These investments will bring us closer to our vision for a digital one-stop-shop that powers all transactions.

The success of Buy with Opendoor is anchored on our continued pursuit to innovate and deliver more value to home buyers. Last quarter, we launched Opendoor Backed Offers, which provide qualifying buyers with the benefits of an all-cash offer when they bid on their next home. This service is deeply resonating with customers, and we have seen strong adoption since its launch six months ago through our accelerating Buy with Opendoor contract volume. This is a great example of the speed with which we are able to innovate and bring products and services to market by listening to the needs of our customers.

We know that 65% of sellers are also buyers so we are integrating our products into one bundled experience. We are adding Buy with Opendoor for each of our sellers, who are also looking to buy and bundling title, escrow, and home loans to make the transaction completely seamless and low cost.

Buy with Opendoor



10:12
Submit your offer
Mark Won • Buying Agent
Keenan will review, then go over it with you and explain how we back it with cash before sending it to the seller.
Backed by cash
1124 Riverside Ave.
DRAFT
Plan to buy
Opendoor Home Loans
Down payment
20%
Offer amount
$330,000
Submit offer

7

Our financial goal is to drive rapid growth at scale with sustained improvement in our profitability. We have been steadfastly executing on this goal and have made tremendous progress in driving acquisition and revenue growth along with improving adjusted EBITDA. This was evident in our Q2 results, where we materially exceeded our prior guidance. Based on our current momentum, we are operating today at a second half revenue run rate that is on track to meet the 2023 target we provided at the time of our December listing. As a reminder, in response to the COVID-19 pandemic, we made the decision to pause home acquisitions and actively sell through the vast majority of our homes over Q2 and Q3 of last year. As a result, we believe quarter-over-quarter comparisons better reflect our underlying growth trends. GROWTH We purchased 8,494 homes in the second quarter, up 136% versus Q1, and nearly 50% higher than our prior peak in 3Q19. This growth was driven by our superior pricing capabilities and value proposition, leading to record levels of conversion. Buybox expansion in existing markets also played a significant role in our acquisition growth, as we are able to offer on 50% more homes today than the end of 2019. As such, over 35% of our total homes purchased in Q2 came from homes that we were not able to offer on as of the end of 2019. Acquisition momentum has further accelerated into Q3 and we are on track to significantly exceed Q2 levels in the back half. On the resale front, we sold 3,481 homes in 2Q21, up 41% versus 1Q21. Similar to last quarter, the increase in homes sold was due to ramping inventory levels and high transaction velocity in a supply-constrained market. Revenue was $1,185 million in 2Q21, up 59% quarter-over-quarter. This was driven by volume growth, with tailwinds from home price appreciation and price-related buybox gains leading to a sequential increase in revenue per home sold of 12%. Revenue exceeded our initial expectations primarily due to acquisition strength fueled by strong offer growth and conversion. 2Q21 Homes Acquired 8,494 8 Financial Highlights 2Q20 3Q20 4Q20 1Q21 2Q21 461 799 2,016 3,594 8,494 2Q20 3Q20 4Q20 1Q21 2Q21 $740 $339 $249 $747 $1,185 ($ in millions) 2Q21 Revenue $1.2 billion

As of June 30, 2021, we had 7,971 homes on our balance sheet, representing $2,724 million in value. Our inventory balance grew 224% from the end of 1Q21, driven by the aforementioned strong growth in home acquisition volumes. In addition, we ended the quarter with 8,158 homes under contract to purchase, representing an aggregate purchase price of $2,962 million, which is over double last quarter. Homes under contract is another strong indicator of home acquisition momentum, as we would expect a substantial portion of these homes to close in the coming quarter. UNIT ECONOMICS Gross profit was $159 million and 13.4% of revenue, up 64% and 40 basis points versus 1Q21, respectively. Adjusted gross profit was $160 million and 13.5% of revenue, up 65% and 50 basis points versus 1Q21. Contribution profit, which accounts for the direct selling and holding costs incurred on the homes sold during the quarter, was $128 million in 2Q21, up 68% versus 1Q21. Contribution margin, which we view as an important measure of unit economics associated with a specific resale cohort, was 10.8%, or 60 basis points higher than 1Q21. Contribution profit after interest (CPAI) was $123 million in 2Q21, up 69% versus 1Q21. This represented a margin of 10.4%, up 60 basis points compared to 1Q21. Our margin performance was driven by a combination of structural improvements and temporary benefits. Our ability to use data and technology to manage our inventory resale is a structural advantage that is beneficial to margins. We use data to manage our sell-through velocity and margin, and a portfolio approach to optimize price compared to individual sellers who don’t have that same level of insight. Furthermore, we continue to drive efficiency on our cost structure, which has resulted in over 200 basis points of structural improvement over the past year. In addition to these durable improvements, we did see higher than expected home price appreciation (HPA) as a tailwind to margins. We also continued to benefit from a healthy inventory mix, weighted to recently acquired homes. We anticipate both of these benefits to moderate during the course of the second half. As a result, as we indicated last quarter, we expect our contribution margin1 to trend lower in the second half of the year. Normalizing for these temporary benefits, we would expect contribution margin to trend to the mid-single digit level. As we operate at ever greater scale and leverage our structural advantages around resale strategy and cost structure, we feel confident in our ability to deliver our target contribution margin in any HPA environment. 9 Financial Highlights 2Q21 Gross Margin 13.4% 2Q21 Contribution Margin 10.8% 1. Opendoor has not provided a quantitative reconciliation of forecasted Contribution Profit or Contribution Margin to forecasted Gross Profit or Gross Margin, respectively, within this shareholder letter because the Company is unable, without making unreasonable efforts, to calculate inventory impairment. This item, which could materially affect the computation of forward-looking Gross Profit, is inherently uncertain and depends on various factors, some of which are outside of the Company’s control. ($ in millions) 2Q21 Ending Inventory $2.7 billion $264 2Q20 3Q20 4Q20 1Q21 2Q21 $152 $466 $841 $2,724

NET INCOME AND ADJUSTED EBITDA Net income was ($144) million in 2Q21 versus ($270) million in 1Q21. As a percent of revenue, net income was (12.2%) versus (36.2%) in 1Q21. Net income was impacted by stock-based compensation (SBC) expense of approximately $164 million in Q2, down from $239 million in Q1. As a reminder, the majority of this expense is related to historical equity awards to employees that were realized in Q1 as a result of going public in December 2020. We expect approximately $70 million of SBC expense in each of Q3 and Q4. Adjusted net income was $2.5 million or 0.2% of revenue in 2Q21, improving sequentially from ($21) million or (2.8%) of revenue in 1Q21. Adjusted EBITDA was $26 million, compared to ($2) million in 1Q21. As a percent of revenue, adjusted EBITDA was 2.2% in 2Q21 versus (0.3%) in 1Q21. Adjusted EBITDA was well ahead of our expectations due to revenue out-performance and strong unit economics - both of which provided incremental leverage against our operating expense base. BALANCE SHEET ITEMS We ended the quarter with $1.8 billion in cash, cash equivalents, and marketable securities. In addition, we ended the quarter with total borrowing capacity of $4.3 billion across our non-recourse, asset-backed facilities. 10 Financial Highlights 2Q21 Cash and Marketable Securities $1.8 billion

3Q21 Guidance 11 The overall housing market continues to be underpinned by strong demand and tight supply. While inventory levels did pick up sequentially in Q2, they remain at multi-decade lows in terms of available supply. Furthermore, real mortgage rates remain at all-time lows and homeownership levels are still well off their previous-decade highs, which should further support demand for housing. On the HPA front, we are observing a moderation from the recent all-time highs and we are reflecting this in our pricing. That said, given our outlook for continued strong housing fundamentals, we expect HPA to remain elevated even when considering normal year-end seasonality. It’s important to remember that the most important macro trend we are tied to is the massive secular shift in consumer demand from offline real estate to online. Our business model is designed to be housing cycle-agnostic. Our proprietary pricing capabilities allow us to optimize our acquisition and resale strategies and be a market maker under all market conditions. We are seeing clear evidence of this through our record results in arguably the hottest seller’s market in history, giving us the confidence that we will be a share gainer across all cycles. As we look ahead, we are optimistic about our outlook for the second half of the year and beyond. Given strong market dynamics and our accelerating momentum, we expect acquisitions and revenue growth to remain strong in the back half. For the third quarter, we expect our revenue to be between $1.8 billion and $1.9 billion, which represents 56% sequential growth over 2Q21 at the midpoint of the expected range. We expect adjusted EBITDA1 to be between $15 million and $25 million, which represents approximately 1% margin at the midpoint of the expected range. This reflects our planned moderation in contribution margin as mentioned earlier. When we look at our second half trajectory, it’s helpful to put into context the acceleration we have seen in our business year to date. At our current momentum, our second half revenue run rate is on track to meet the 2023 target that we provided at the time of our public listing. We have effectively pulled forward our financial plan by two years on both the top and bottom lines. We are extremely proud of the agility and hard work that our teams have displayed in driving this outperformance. It is clear that our value proposition is resonating with customers more than ever and we are relentlessly focused on building our business for scale and continuing to delight our customers with a best-in-class experience. 3Q21 Adjusted EBITDA1 Guidance $15 - $25 million 3Q21 Adjusted EBITDA Margin1 Guidance 0.8% - 1.3% side bar spacer graph spacer 3Q21 Revenue Guidance $1.8 - $1.9 billion 1. Opendoor has not provided a quantitative reconciliation of forecasted Adjusted EBITDA or Adjusted EBITDA Margin to forecasted GAAP net income (loss) or GAAP net Income (Loss) Margin, respectively, within this shareholder letter because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, inventory impairment and stock-based compensation with respect to future grants and forfeitures. These items, which could materially affect the computation of forward-looking GAAP net income (loss), are inherently uncertain and depend on various factors, some of which are outside of the Company’s control.

Eric Wu, Co-Founder & CEO Carrie Wheeler, CFO CONFERENCE CALL INFORMATION Opendoor will host a conference call to discuss its financial results on August 11, 2021 at 2:00 p.m. Pacific Time. A live webcast of the call can be accessed from Opendoor’s Investor Relations website at https://investor.opendoor.com. An archived version of the webcast will be available from the same website after the call. August 11, 2021 at 2 p.m. PT investor.opendoor.com LIVE WEBCAST 12 Sacramento, CA Opendoor’s 13th market

/ OpendoorHQ / Opendoor Company / Opendoor-com investor.opendoor.com

14 Definitions & Financial Tables

This shareholder letter contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking, including statements regarding our financial condition, anticipated financial performance, business strategy and plans, market opportunity and expansion and objectives of management for future operations. These forward-looking statements generally are identified by the words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “intend”, “may”, “might”, “opportunity”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strategy”, “strive”, “target”, “will”, or “would”, the negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many important factors could cause actual future events to differ materially from the forward-looking statements in this shareholder letter, including but not limited to our public securities’ potential liquidity and trading; our ability to raise financing in the future; our success in retaining or recruiting, or changes required in, our offices, key employees or directors; the impact of the regulatory environment and complexities with compliance related to such environment; our ability to remediate our material weaknesses; various factors relating to our business, operations and financial performance, including, but not limited to, the impact of the COVID-19 pandemic on our ability to grow market share; our ability to respond to general economic conditions, and the health of the U.S. residential real estate industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption "Risk Factors" in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2021, as updated by our quarterly report on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, and our other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations. 15 Forward-Looking Statements

Use of Non-GAAP Financial Measures To provide investors with additional information regarding the Company’s financial results, this shareholder letter includes references to certain non-GAAP financial measures that are used by management. The Company believes these non-GAAP financial measures including Adjusted Gross Profit, Contribution Profit, Contribution Profit After Interest, Adjusted Net Income (Loss), Adjusted EBITDA, and any such non-GAAP financial measures expressed as a Margin, are useful to investors as supplemental operational measurements to evaluate the Company’s financial performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s recurring operating results. Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest To provide investors with additional information regarding our margins and return on inventory acquired, we have included Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest, which are non-GAAP financial measures. We believe that Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest are useful financial measures for investors as they are supplemental measures used by management in evaluating unit level economics and our operating performance in our key markets. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and adjacent services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period. Contribution Profit provides investors a measure to assess Opendoor’s ability to generate returns on homes sold during a reporting period after considering home purchase costs, renovation and repair costs, holding costs and selling costs. Contribution Profit After Interest further impacts gross profit by including interest costs attributable to homes sold during a reporting period. We believe these measures facilitate meaningful period over period comparisons and illustrate our ability to generate returns on assets sold after considering the costs directly related to the assets sold in a given period. Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. These measures also exclude the impact of certain restructuring costs that are required under GAAP. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit. 16 Definitions

Adjusted Gross Profit / Margin We calculate Adjusted Gross Profit as gross profit under GAAP adjusted for (1) inventory impairment in the current period, (2) inventory impairment in prior periods, and (3) restructuring in cost of revenue. Inventory impairment in the current period is calculated by adding back the inventory impairment charges recorded during the period on homes that remain in inventory at period end. Inventory impairment in prior periods is calculated by subtracting the inventory impairment charges recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit helps management assess home pricing, service fees and renovation performance for a specific resale cohort. Contribution Profit / Margin We calculate Contribution Profit as Adjusted Gross Profit, minus (1) holding costs incurred in the current period on homes sold during the period, (2) holding costs incurred in prior periods on homes sold in the current period, and (3) direct selling costs incurred on homes sold during the current period. The composition of our holding costs is described in the footnotes to the reconciliation table below. Contribution Margin is Contribution Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution Profit helps management assess inflows and outflows directly associated with a specific resale cohort. Contribution Profit / Margin After Interest We define Contribution Profit After Interest as Contribution Profit, minus interest expense under our senior credit facilities incurred on the homes sold during the period. This may include interest expense recorded in periods prior to the period in which the sale occurred. Our senior credit facilities are secured by our homes in inventory. For our senior revolving credit facilities, drawdowns are made on a per-home basis at the time of purchase and are required to be repaid at the time the homes are sold. We do not include interest expense associated with our mezzanine term debt facilities in this calculation as we do not view such facilities as reflective of our expected long term capital structure and cost of financing. Contribution Margin After Interest is Contribution Profit After Interest as a percentage of revenue. We view this metric as an important measure of business performance. Contribution Profit After Interest helps management assess Contribution Margin performance, per above, when fully burdened with expected long-term costs of financing. 17 Definitions

Adjusted Net Income (Loss) and Adjusted EBITDA We also present Adjusted Net Income (Loss) and Adjusted EBITDA, which are non-GAAP financial measures that management uses to assess our underlying financial performance. These measures are also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe these measures provide investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non-recurring, non-cash, not directly related to our revenue-generating operations or not aligned to related revenue. Adjusted Net Income ( Loss) and Adjusted EBITDA are supplemental measures of our operating performance and have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. These measures also include impairment costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, impairment costs required to be recorded under GAAP in the same period. These measures could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is net loss. We calculate Adjusted Net Income (Loss) as GAAP net loss adjusted to exclude non-cash expenses of stock-based compensation, derivative and warrant fair value adjustment, intangible amortization, and payroll tax on initial RSU release. It also excludes non-recurring restructuring charges, gain on lease termination, and convertible note payment-in-kind (“PIK”) interest and issuance discount amortization. Adjusted Net Income (Loss) also aligns the timing of impairment charges recorded under GAAP to the period in which the related revenue is recorded in order to improve the comparability of this measure to our non-GAAP financial measures of unit economics, as described above. Our calculation of Adjusted Net Income (Loss) does not currently include the tax effects of the non-GAAP adjustments because our taxes and such tax effects have not been material to date. We calculated Adjusted EBITDA as Adjusted Net Income (Loss) adjusted for depreciation and amortization, property financing and other interest expense, interest income, and income tax expense. Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance and the operating leverage in our business. 18 Definitions

OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited) 19 Three Months Ended June 30, Six Months Ended June 30, 2021 2020 2021 2020 REVENUE $1,185,386 $739,827 $1,932,660 $1,995,622 COST OF REVENUE 1,026,615 685,253 1,676,757 1,850,001 GROSS PROFIT $158,771 $54,574 $255,903 $145,621 OPERATING EXPENSES: Sales, marketing and operations $96,525 $47,265 $165,591 $128,954 General and administrative 190,611 29,323 412,695 58,906 Technology and development 24,388 16,838 75,065 32,625 Total operating expenses $311,524 $93,426 $653,351 $220,485 LOSS FROM OPERATIONS (152,753) (38,852) (397,448) (74,864) DERIVATIVE AND WARRANT FAIR VALUE ADJUSTMENT 23,952 122 8,680 (890) INTEREST EXPENSE (15,826) (17,290) (26,825) (45,017) OTHER INCOME – Net 1,012 180 1,636 2,855 LOSS BEFORE INCOME TAXES (143,615) (55,840) (413,957) (117,916) INCOME TAX EXPENSE (190) (79) (284) (199) NET LOSS ($143,805) ($55,919) ($414,241) ($118,115) Net loss per share attributable to common shareholders: Basic ($0.24) ($0.66) ($0.72) ($1.40) Diluted ($0.24) ($0.66) ($0.72) ($1.40) Weighted-average shares outstanding: Basic 588,374 84,588 576,941 84,308 Diluted 588,374 84,588 576,941 84,308

OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except per share data) (Unaudited) 20 June 30, 2021 December 31, 2020 ASSETS CURRENT ASSETS: Cash and cash equivalents $1,557,815 $1,412,665 Restricted cash 131,652 92,863 Marketable securities 200,143 47,637 Mortgage loans held for sale pledged under agreements to repurchase 25,368 7,529 Escrow receivable 32,848 1,494 Real estate inventory, net 2,723,648 465,936 Other current assets ($811 and $373 carried at fair value) 67,149 24,987 Total current assets 4,738,623 2,053,111 PROPERTY AND EQUIPMENT – Net 33,962 29,228 RIGHT OF USE ASSETS 45,581 49,517 GOODWILL 30,945 30,945 INTANGIBLES – Net 7,754 8,684 OTHER ASSETS ($10,000 and $0 carried at fair value) 11,396 4,097 TOTAL ASSETS $4,868,261 $2,175,582 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable and other accrued liabilities $70,900 $25,270 Current portion of credit facilities and other secured borrowings 1,690,878 346,322 Warrant liabilities - current 38,669 - Interest payable 4,605 1,081 Lease liabilities - current portion 4,999 20,716 Total current liabilities 1,810,051 393,389 CREDIT FACILITIES – Net of current portion 595,579 135,467 WARRANT LIABILITIES - 47,349 LEASE LIABILITIES – Net of current portion 44,593 46,625 OTHER LIABILITIES 117 94 Total liabilities $2,450,340 $622,924 SHAREHOLDERS’ EQUITY: Common stock, $0.0001 par value; 3,000,000,000 shares authorized; 593,838,919 and 540,714,692 shares issued and outstanding, respectively $59 $54 Additional paid-in capital 3,875,552 2,596,012 Accumulated deficit (1,457,690) (1,043,449) Accumulated other comprehensive income - 41 Total shareholders’ equity $2,417,921 $1,552,658 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $4,868,261 $2,175,582

OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited) 21 Six Months Ended June 30, 2021 2020 CASH FLOWS FROM OPERATING ACTIVITIES: Net loss ($414,241) ($118,115) Adjustments to reconcile net loss to cash, cash equivalents, and restricted cash (used in) provided by operating activities: Depreciation and amortization – net of accretion $16,608 $20,065 Amortization of right of use asset 4,260 8,712 Impairment of software development costs 2,515 - Stock-based compensation 403,048 6,640 Derivative and warrant fair value adjustment (8,680) 890 Gain on settlement of lease liabilities (5,237) - Inventory valuation adjustment 942 7,452 Changes in fair value of derivative instruments (438) (527) Payment-in-kind interest - 2,704 Dividend-in-kind 143 - Net fair value adjustments and gain (loss) on sale of mortgage loans held for sale (2,032) (829) Origination of mortgage loans held for sale (83,360) (42,636) Proceeds from sale and principal collections of mortgage loans held for sale 67,566 34,397 Changes in operating assets and liabilities: Escrow receivable (31,354) 4,178 Real estate inventories (2,249,488) 1,035,088 Other assets (37,057) 10,809 Accounts payable and other accrued liabilities 34,569 (8,881) Interest payable 96 (3,044) Lease liabilities (9,968) (6,556) Net cash (used in) provided by operating activities (2,312,108) 950,347 CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of property and equipment (10,957) (10,753) Purchase of intangible assets (240) - Purchase of marketable securities (238,464) (113,833) Proceeds from sales, maturities, redemptions and paydowns of marketable securities 85,638 55,666 Purchase of non-marketable equity securities (10,000) - Net cash used in investing activities (174,023) (68,920) CASH FLOWS FROM FINANCING ACTIVITIES: Proceeds from exercise of stock options 6,739 688 Proceeds from warrant exercise 4,823 - Proceeds from the February 2021 Offering 886,067 - Issuance cost of common stock (28,876) - Proceeds from credit facilities and other secured borrowings 3,241,692 824,597 Principal payments on credit facilities and other secured borrowings (1,438,136) (1,723,443) Payment of loan origination fees and debt issuance costs (2,239) (2,386) Net cash provided by (used in) financing activities 2,670,070 (900,544) NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH 183,939 (19,117) CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of period 1,505,528 684,822 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period $1,689,467 $665,705 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest $20,526 $40,333 RECONCILIATION TO CONDENSED CONSOLIDATED BALANCE SHEETS: Cash and cash equivalents $1,557,815 $458,058 Restricted cash 131,652 207,647 Cash, cash equivalents, and restricted cash $1,689,467 $665,705

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS PROFIT, CONTRIBUTION PROFIT AND CONTRIBUTION PROFIT AFTER INTEREST TO OUR GROSS PROFIT

	Three Months Ended				
(in thousands, except percentages)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Gross profit (GAAP)	**$158,771**	**$97,132**	**$38,365**	**$35,811**	**$54,574**
Gross Margin	13.4 %	13.0 %	15.4 %	10.6 %	7.4 %
Adjustments:					
Inventory impairment – Current Period (1)	$922	$20	$79	$64	$1,231
Inventory impairment – Prior Periods (2)	(19)	(114)	(216)	(2,803)	(6,581)
Restructuring in cost of revenue (3)	-	-	-	1	1,901
Adjusted Gross Profit	**$159,674**	**$97,038**	**$38,228**	**$33,073**	**$51,125**
Adjusted Gross Margin	13.5 %	13.0 %	15.4 %	9.8 %	6.9 %
Adjustments:					
Direct selling costs (4)	($26,813)	($17,340)	($5,243)	($8,909)	($22,128)
Holding costs on sales – Current Period (5)(6)	(2,666)	(2,126)	(778)	(1,011)	(2,383)
Holding costs on sales – Prior Periods (5)(7)	(2,633)	(1,426)	(750)	(3,140)	(6,517)
Contribution Profit	**$127,562**	**$76,146**	**$31,457**	**$20,013**	**$20,097**
Homes sold in period	3,481	2,462	849	1,232	2,924
Contribution Profit per Home Sold	**$37**	**$31**	**$37**	**$16**	**$7**
Contribution Margin	10.8 %	10.2 %	12.6 %	5.9 %	2.7 %
Adjustments:					
Interest on homes sold – Current Period (8)(9)	($3,110)	($2,333)	($714)	($1,060)	($3,155)
Interest on homes sold – Prior Periods (8)(10)	(1,587)	(902)	(464)	(2,591)	(5,309)
Contribution Profit After Interest	**$122,865**	**$72,911**	**$30,279**	**$16,362**	**$11,633**
Contribution Margin After Interest	10.4 %	9.8 %	12.2 %	4.8 %	1.6 %

1. Inventory impairment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.
2. Inventory impairment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.
3. Restructuring in cost of revenue consists mainly of severance and employee termination benefits that were recorded to cost of revenue due to a reduction in workforce in Q2 2020 following the outbreak of the COVID-19 pandemic.
4. Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.
5. Holding costs include mainly property taxes, insurance, utilities, association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the condensed consolidated statements of operations.
6. Represents holding costs incurred in the period presented on homes sold in the period presented.
7. Represents holding costs incurred in prior periods on homes sold in the period presented.
8. This does not include interest on mezzanine term debt facilities or other indebtedness.
9. Represents the interest expense under our senior credit facilities incurred on homes sold for the current period during the period.
10. Represents the interest expense under our senior credit facilities incurred on homes sold for the current period during prior periods.

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OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED NET INCOME (LOSS) AND ADJUSTED EBITDA TO OUR NET LOSS

	Three Months Ended				
(in thousands, except percentages)	**June 30, 2021**	**March 31, 2021**	**December 31, 2020**	**September 30, 2020**	**June 30, 2020**
Net loss (GAAP)	**($143,805)**	**($270,436)**	**($53,998)**	**($80,853)**	**($55,919)**
Adjustments:					
Stock-based compensation	$164,216	$238,832	$28,843	$2,523	$3,669
Derivative and warrant fair value adjustment (1)	(23,952)	15,272	(33,074)	24,329	(122)
Intangibles amortization expense (2)	591	580	580	986	1,068
Inventory impairment – Current Period (3)	922	20	79	64	1,231
Inventory impairment — Prior Periods (4)	(19)	(114)	(216)	(2,803)	(6,580)
Restructuring (5)	-	79	211	17,217	12,435
Convertible note PIK interest and discount amortization (6)	-	-	14	2,416	2,713
Loss on extinguishment of debt	-	-	11,356	-	-
Gain on lease termination	-	(5,237)	-	-	-
Payroll tax on initial RSU release	5,124	-	-	-	-
Other (7)	(602)	203	4,882	(322)	(1)
Adjusted Net Income (Loss)	**$2,475**	**($20,801)**	**($41,323)**	**($36,443)**	**($41,506)**
Adjustments:					
Depreciation and amortization, excluding amortization of intangibles and right of use assets	7,894	8,434	4,744	6,115	5,850
Property financing (8)	12,284	6,980	5,561	5,236	8,564
Other interest expense (9)	3,542	4,019	4,839	4,724	6,013
Interest income (10)	(806)	(867)	(725)	(665)	(662)
Income tax expense	190	94	(171)	35	80
Adjusted EBITDA	**$25,579**	**($2,141)**	**($27,075)**	**($20,998)**	**($21,661)**
Adjusted EBITDA Margin	2.2 %	(0.3%)	(10.9%)	(6.2%)	(2.9%)

1. Represents the gains and losses on our derivative and warrant liabilities, which are marked to fair value at the end of each period.
2. Represents amortization of intangibles acquired in the OSN and Open Listings acquisitions which contribute to revenue generation and are recorded as part of purchase accounting. The acquired intangible assets have useful lives ranging from 2 to 5 years and amortization is expected until the intangible assets are fully amortized.
3. Inventory impairment — Current Period is the inventory impairment charge recorded during the period presented associated with homes that remain in inventory at period end.
4. Inventory impairment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.
5. Restructuring costs consists mainly of employee termination benefits, relocation packages and retention bonuses as well as costs related to the exiting of certain non-cancelable leases. In 2020, these costs related mainly to a reduction in workforce implemented in April 2020 as well as our exercise of the early termination option related to our San Francisco headquarters.
6. Includes non-cash payment-in-kind ("PIK") interest and amortization of the discount on the convertible notes issued from July through November 2019. We exclude convertible note PIK interest and amortization from Adjusted Net Income (Loss) since these are non-cash in nature and were converted into equity in September 2020 when the Company entered into the Convertible Notes Exchange Agreement with the convertible note holders.
7. Includes primarily gain or loss on disposal of fixed assets, gain or loss on interest rate lock commitments, gain or loss on the sale of marketable securities, accrued legal matters and sublease income.
8. Includes interest expense on our asset-backed debt facilities.
9. Includes amortization of debt issuance costs and loan origination fees, commitment fees, unused fees, and other interest related costs on our asset-backed debt facilities.
10. Consists mainly of interest earned on cash, cash equivalents and marketable securities.

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